Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES BOARD LEADERSHIP TRANSITION.
C. RAYMOND LARKIN, JR. TO RETIRE AS CHAIRMAN AND KEVIN CONROY TO BE APPOINTED CHAIRMAN EFFECTIVE JULY 1, 2026

TEMPE, Ariz., June 18, 2026 — Align Technology, Inc. (“Align”) (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that C. Raymond Larkin, Jr. will retire as Chairman of the Board effective July 1, 2026, following more than 20 years of distinguished service on Align’s Board of Directors. Mr. Larkin will continue to serve on the Board and as a member of the Nominating and Governance Committee through December 31, 2026, to support a smooth transition.
Kevin Conroy will succeed Mr. Larkin as Chairman of the Board, effective July 1, 2026. Mr. Conroy has served as an independent director since his appointment to the Board in December 2023 and Chair of the Compensation and Human Capital Committee of the Board since January 2026.
“On behalf of the entire Board and management team, I would like to express our deep gratitude to Ray for his extraordinary leadership, partnership, and enduring contributions to Align over more than two decades,” said Joe Hogan, Align Technology president and chief executive officer. “Ray has been instrumental in guiding Align through multiple phases of growth, innovation, and scale. His strategic insight, deep experience in healthcare, and unwavering commitment to strong governance have helped shape Align into the global leader it is today.”
Mr. Hogan continued, “We are pleased to welcome Kevin as our next Chairman. Kevin brings extensive experience as a board leader and recently as CEO of Exact Sciences prior to its acquisition by Abbott Laboratories in March 2026. He has demonstrated a strong track record of creating stockholder value, and deep expertise in healthcare, technology, and strategy. His leadership will help guide Align through our next chapter of growth and innovation.”

Mr. Larkin added, “It has been an honor to serve as Chairman of Align. I am incredibly proud of all that Align has achieved and confident in its continued leadership in digital dentistry. I look forward to supporting Kevin and the Board during this transition and seeing Align continue to transform smiles and improve patient outcomes around the world well into the future.”
Mr. Conroy said, “I am honored to be appointed Chairman of Align’s Board. Align has a strong foundation, an exceptional leadership team, and significant opportunities ahead. I look forward to working closely with Joe, the Board, and management to continue driving innovation, expanding access to digital orthodontics, and creating long-term value for our stockholders.”
ABOUT C. RAYMOND LARKIN, JR.
Mr. Larkin has served as a member of Align’s Board since 2004. He has decades of leadership experience in the medical device and healthcare industries, including serving as President and Chief Executive Officer of Nellcor Puritan Bennett, where he led the company’s growth to nearly $1 billion in revenue and helped establish pulse oximetry as a global standard of care. Throughout his tenure at Align, Mr. Larkin has provided strategic guidance across periods of significant growth and innovation, drawing on his extensive public and private company board experience and deep expertise in healthcare.
ABOUT KEVIN CONROY
Mr. Conroy has served as an independent director of Align since December 2023 and Chair of the Compensation and Human Capital Committee of the Board since January 2026. He brings extensive experience as a business, legal, and strategic leader, including serving as Chairman and Chief Executive Officer of Exact Sciences Corp. until its acquisition by Abbott Laboratories in March 2026, where he led the commercialization of Cologuard and grew the company to $3.25 billion in annual revenue while serving millions of patients. Prior to Exact Sciences, Mr. Conroy served as President and CEO of Third Wave Technologies and held leadership roles at GE Healthcare. He currently serves on the board of Abbott Laboratories and brings deep expertise in healthcare innovation, strategy, and governance.
About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for approximately 299.5 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 22.8 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.
For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.
Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.